Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
One Manhattan West New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com	FIRM/AFFILIATE OFFICES ----------- BOSTON CHICAGO HOUSTON LOS ANGELES PALO ALTO WASHINGTON, D.C. WILMINGTON ----------- BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS SÃO PAULO SEOUL

September 29, 2021	SHANGHAI SINGAPORE TOKYO TORONTO

Intercept Pharmaceuticals, Inc.

10 Hudson Yards, 37th Floor
New York, New York 10001

Re:	Intercept Pharmaceuticals, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), on the date hereof, relating to the registration by the Company of up to 1,473,063 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan (the “Plan”).

This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)           the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)           a copy of the Plan;

Intercept Pharmaceuticals, Inc.

September 29, 2021

(c)           an executed copy of a certificate of the Deputy General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)           a copy of the Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware and certified pursuant to the Secretary’s Certificate;

(e)           a copy of the Company’s Restated Bylaws, as in effect on July 20, 2021, the date on which the resolutions described in paragraph (f) below were adopted, and as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(f)            a copy of certain resolutions of the Board of Directors of the Company, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which incentive stock options, non-qualified options, stock grants or stock-based awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Restated Certificate of Incorporation, the Restated Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed as exhibits to the Company’s Annual Report on Form 10-K, filed with the Commission on February 25, 2021).

Intercept Pharmaceuticals, Inc.

September 29, 2021

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJH